As filed with the Securities and Exchange Commission on November 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBALFOUNDRIES Inc.

(Exact name of Registrant as specified in its charter)

Cayman Islands	3674	98-0604079
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Stonebreak Road Extension

Malta, New York 12020

(518) 305-9013

(Address of principal executive offices, including zip code)

GlobalFoundries Inc. 2021 Equity Compensation Plan

GlobalFoundries Inc. 2021 Employee Stock Purchase Plan

GlobalFoundries Inc. 2018 Share Incentive Plan

GlobalFoundries Inc. 2017 Share Incentive Plan

(Full title of the plan)

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

(800) 927-9801

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David Lopez, Esq. Gamal M. Abouali, Esq. Adam Fleisher, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.02 per share	21,811,038 (2)	$10.03 (3)	$218,764,711.14	$20,279.49
Ordinary shares, par value US$0.02 per share	546,200 (4)	$46.24 (5)	$25,256,288.00	$2,341.26
Ordinary shares, par value US$0.02 per share	2,550,470 (6)	$46.24 (7)	$117,933,732.80	$10,932.46
Ordinary shares, par value US$0.02 per share	54,655 (8)	$21.54 (9)	$1,177,268.70	$109.13
Ordinary shares, par value US$0.02 per share	17,500,000 (10)	$46.24 (7)	$809,200,000.00	$75,012.84
Ordinary shares, par value US$0.02 per share	7,500,000 (11)	$46.24 (7)	$346,800,000.00	$32,148.36
TOTAL:				$140,823.54

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional ordinary shares of the Registrant, $0.02 par value per Ordinary share (“Ordinary Shares”) that become issuable under the Registrant’s 2021 Equity Compensation Plan (the “2021 Plan”), the Registrant’s Employee Stock Purchase Plan (the “ESPP”), the Registrant’s 2018 Share Incentive Plan (the “2018 Plan”) and the Registrant’s 2017 Share Incentive Plan (the “2017 LTIP”) by reason of any stock dividend, stock split or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

(2)	Represents Ordinary Shares issuable upon the exercise of outstanding share option awards under the 2018 Equity Plan as of the date of this Registration Statement.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the weighted average exercise price (rounded to the nearest cent) of the outstanding share option awards under the 2018 Equity Plan.

(4)	Represents Ordinary Shares issuable upon the exercise of outstanding restricted stock unit awards under the 2018 Equity Plan as of the date of this Registration Statement.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices per Ordinary Share of the Registrant as reported on the Nasdaq Stock Exchange on October 28, 2021, of $46.24.

(6)

Represents Ordinary Shares reserved for issuance pursuant to future awards under the 2018 Plan. No awards may be granted under the 2018 Plan after our board of directors terminates the 2018 Plan or ten years from its effective date, whichever is earlier.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices per Ordinary Share of the Registrant as reported on the Nasdaq Stock Exchange on October 28, 2021, of $46.24.

(8)

Represents Ordinary Shares issuable upon the exercise of outstanding share option awards under the Registrant’s 2017 LTIP as of the date of this Registration Statement. No further grants will be made under the 2017 LTIP.

(9)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the weighted average exercise price (rounded to the nearest cent) of the outstanding share option awards under the 2017 LTIP.

(10)	Represents Ordinary Shares initially reserved for issuance pursuant to future awards under the 2021 Plan.
(11)	Represents Ordinary Shares initially reserved for issuance under the ESPP.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

GLOBALFOUNDRIES Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Prospectus dated October 27, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as a part of the Registration Statement on Form F-1, as amended (File No. 333-260003), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed and the description of the Registrant’s Ordinary Shares (the “Prospectus”); and

(2) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40974) filed with the Commission on October 27, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any document or any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. The Registrant’s currently effective amended and restated memorandum and articles of association, adopted by its shareholders on October 19, 2021, provides that to the fullest extent permissible under Cayman Islands law every director and officer of the Registrant shall be indemnified against all actions, proceedings, costs, charges, losses, damages and expenses incurred or sustained by him by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts.

Pursuant to the form of indemnification agreements which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	Second Amended and Restated Memorandum and Articles of Association of the Registrant.

5.1*	Opinion of Maples and Calder (Cayman) LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	2017 Share Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260003) filed with the SEC on October 4, 2021).

99.2	2018 Share Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260003) filed with the SEC on October 4, 2021).

99.3	2021 Amendment of the GLOBALFOUNDRIES Inc. 2018 Share Incentive Plan Share Option Agreement (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260003) filed with the SEC on October 4, 2021).

99.4	2021 Amendment of the GLOBALFOUNDRIES Inc. 2018 Share Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260003) filed with the SEC on October 4, 2021).

99.5	2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260003) filed with the SEC on October 4, 2021).

99.6	2021 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-260003) filed with the SEC on October 4, 2021).

*	Filed herewith.

Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malta, New York, on November 1, 2021.

GLOBALFOUNDRIES Inc.

By:	/s/ Dr. Thomas Caulfield
Name: Dr. Thomas Caulfield
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Thomas Caulfield and Mr. David Reeder and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement on Form S-8 and any or all amendments, including post-effective amendments to the Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities set forth below on November 1, 2021.

/s/ Dr. Thomas Caulfield Name: Dr. Thomas Caulfield	Chief Executive Officer and Director (director, principal executive officer and authorized representative in the United States)

/s/ David Reeder Name: David Reeder	Chief Financial Officer (principal financial officer)

/s/ William Billings Name: William Billings	Chief Accounting Officer (principal accounting officer)

Name: Ahmed Yahia Al Idrissi	Director

Name: Ahmed Saeed Al Calily	Director

/s/ Tim Breen Name: Tim Breen	Director

/s/ Glenda Dorchak Name: Glenda Dorchak	Director

/s/ Martin L. Edelman Name: Martin L. Edelman	Director

/s/ David Kerko Name: David Kerko	Director

/s/ Jack Lazar Name: Jack Lazar	Director

Name: Elissa E. Murphy	Director

Name: Carlos Obeid	Director